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                                                                 EXHIBIT (17)(d)



                       STATE STREET RESEARCH EQUITY TRUST

                                 Addendum No. 2
                                       to
        First Amended and Restated Multiple Class Expense Allocation Plan

                                  April 3, 2003


         WHEREAS, State Street Research Equity Trust (the "Trust") has adopted the First Amended and Restated Multiple Class Expense Allocation Plan dated May 8, 1996 (the "Plan") in accordance with Rule 18f-3 under the Investment Company Act of 1940, as amended, pursuant to which the Trust, for each of its portfolio series (each a "Series") and separate classes thereof, may issue multiple classes of shares representing interests in the same portfolio of securities, assess a contingent deferred sales charge (the "CDSC") on certain redemptions of shares and waive the CDSC in certain cases;

         WHEREAS, the Trust currently has established one or more Series, and each such series has established five classes of shares: Class A, Class B(1), Class B, Class C (formerly Class D) and Class S (formerly Class C), all of which are subject to the Plan;

         WHEREAS, the Trust has established an additional class of shares, Class R, for the State Street Research Mid-Cap Value Fund Series and the State Street Research Global Resources Fund Series, and such shares are to be made subject to the Plan;

         NOW, THEREFORE, the Trust hereby adopts this Addendum pursuant to the current terms of the Plan:

1. Class R shares of the State Street Research Mid-Cap Value Fund Series and the State Street Research Global Resources Fund Series are made subject to the Plan pursuant to Section 4(b) of the Plan.

2. All class differences, differences in distribution and shareholder services and the allocation of expenses between Class R shares and the other authorized classes of shares of each Series shall be as described in the current prospectus for such class and such Series or as otherwise described in the Plan.